UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

Halyard Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4987888
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

5405 Windward Parkway Suite 100 South, Alpharetta, GA	30004
(Address of Principal Executive Offices)	(Zip Code)

Halyard Health, Inc. Equity Participation Plan

Halyard Health, Inc. Outside Directors’ Compensation Plan

(Full Title of the Plan)

John W. Wesley

Senior Vice President, General Counsel and Secretary

5405 Windward Parkway, Suite 100 South, Alpharetta, GA 30004 (678) 425-9273

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (1)	4,900,000 shares	$38.25 (2)	$187,425,000 (2)	$21,778.79

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) that may become issuable in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Halyard Health, Inc. Equity Participation Plan (the “Employee Plan”) and the Halyard Health, Inc. Outside Directors’ Compensation Plan (the “Directors Plan” and together with the Employee Plan, the “Plans”). 4,500,000 shares of Common Stock of Halyard Health, Inc. (“Halyard Health” or the “Registrant”) are authorized to be issued under the Employee Plan and 400,000 shares of Common Stock of Halyard Health are authorized for issuance under the Directors Plan. The Plans will be effective as of November 1, 2014, subject to the completion of the Registrant’s spin-off from Kimberly-Clark Corporation.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices of the Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on October 29, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act (the “Prospectus”). Halyard Health, Inc. (“Halyard Health” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference:

•	Registration Statement on Form 10 (Commission File No. 001-36440) initially filed on May 6, 2014, under the Exchange Act relating to the Common Stock of the Registrant, as amended by Amendment No. 1 on June 26, 2014, Amendment No. 2 on August 4, 2014, Amendment No. 3 on August 28, 2014, Amendment No. 4 on September 22, 2014, Amendment No. 5 on October 7, 2014, and Amendment No. 6 on October 15, 2014 (as amended, the “Form 10”);

•	Current Reports on Form 8-K filed October 21, 2014 and October 27, 2014; and

•	The description of the Registrant’s Common Stock contained in the Form 10.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock offered pursuant to the Prospectus will be passed upon for the Registrant by John W. Wesley, Senior Vice President, General Counsel and Secretary of the Registrant. As of the date of this filing, Mr. Wesley is an employee and director of the Registrant. Following the spin-off of the Registrant from Kimberly-Clark Corporation (which is expected to be complete on October 31, 2014), Mr. Wesley will continue to serve as Senior Vice President, General Counsel and Chief Ethics and Compliance Officer and own shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Limitation of Liability of Directors

The Registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law permits the certificate of incorporation to provide that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

The Registrant’s certificate of incorporation and by-laws provide that each person who is, or was, or has agreed to become a director or officer of Halyard, and each person who is, or was, or has agreed to serve at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended. However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the Registrant’s Board of Directors. The by-laws provide that this right to indemnification is a contract right and is not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the certificate of incorporation or by-laws, agreements, vote of stockholders or disinterested directors or otherwise. The by-laws also permit the Registrant to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the by-laws would permit the Registrant to indemnify such person against such liability.

The Registrant has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers.

Applicable Statute

Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the Registrant of directors and officers under the circumstances provided in the provisions of the by-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of John W. Wesley, as to the legality of the securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of John W. Wesley (included in Exhibit 5.1)

24.1	Power of Attorney*

99.1	Halyard Health, Inc. Equity Participation Plan*

99.2	Halyard Health, Inc. Outside Directors’ Compensation Plan*

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 2014.

HALYARD HEALTH, INC.

By:	/s/ John W. Wesley
John W. Wesley Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert E. Abernathy Robert E. Abernathy	President and Chief Executive Officer (principal executive officer)	October 31, 2014

/s/ Steven E. Voskuil Steven E. Voskuil	Senior Vice President and Chief Financial Officer (principal financial officer)	October 31, 2014

Directors:

Mark. A. Buthman

Nancy S. Loewe

By:	/s/ John W. Wesley	October 31, 2014
John W. Wesley, as Attorney-in-Fact

By:	/s/ John W. Wesley	October 31, 2014
John W. Wesley Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of John W. Wesley, as to the legality of the securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of John W. Wesley (included in Exhibit 5.1)

24.1	Power of Attorney*

99.1	Halyard Health, Inc. Equity Participation Plan*

99.2	Halyard Health, Inc. Outside Directors’ Compensation Plan*

*	Filed herewith